                                                                      EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                   Three
                                                                   Months
                                                                   Ended
                 Year Ended December 31,                           March 31,
- ----------------------------------------------------------------------------
               1991       1992       1993       1994       1995       1996
- ----------------------------------------------------------------------------
Net Income   $ 34,225   $ 51,358   $ 63,636   $ 80,460   $ 86,518   $ 35,533
Interest
Expense        56,886     58,159     62,193     67,479     64,163     16,105
             --------   --------   --------   --------   --------   --------

Total        $ 91,111   $109,517   $125,829   $147,939   $150,681   $ 51,638
             ========   ========   ========   ========   ========   ========

Ratio            1.60       1.88       2.02       2.19       2.35       3.21


For purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, and the three-month period ended March 31, 1996, net income has been added to interest expense and that sum has been divided by such interest expense.



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